EXHIBIT 11

BOISE AND SUBSIDIARIES
Computation of Per Share Earnings
	Year Ended December 31
	____________________________________
	2001		2000	1999
	_________		_________	_________
	(thousands, except per-share amounts)

Basic
Net income (loss)	$(42,501)		$178,574	$199,753
Preferred dividends (a)	(13,085)		(13,095)	(13,559)
	_________		_________	_________
Basic income (loss)	$(55,586)		$165,479	$186,194
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Average shares used to determine basic income (loss) per common share	57,680		57,288	56,861
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Basic income (loss) per common share	$(.96)		$2.89	$3.27
	=========		=========	=========
Diluted
Basic income (loss)	$(55,586)		$165,479	$186,194
Preferred dividends eliminated	13,085		13,095	13,559
Supplemental ESOP contribution	(11,738)		(11,192)	(11,588)
	_________		_________	_________
Diluted income (loss)	$(54,239)		$167,382	$188,165
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Average shares used to determine basic income (loss) per common share	57,680		57,288	56,861
Stock options and other	447		253	419
Series D Convertible Preferred Stock	3,670		3,872	4,139
	_________		_________	_________
Average shares used to determine diluted income (loss) per common share	61,797		61,413	61,419
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Diluted income (loss) per common share	$(.88	)(b)	$2.73	$3.06
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(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.
(b)	Because the computation of diluted loss per common share was antidilutive, diluted loss per common share reported for the year ended December 31, 2001, was the same as basic loss per common share.